Exhibit 10(q)

ENERGY FUTURE HOLDINGS CORP. KEY EMPLOYEE

NON-QUALIFIED STOCK OPTION AGREEMENT

SLT Form

THIS AGREEMENT, dated as of February 1, 2008 (the “Grant Date”) is made by and between Energy Future Holdings Corp., a Texas corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of the Company (or, if no such committee is appointed, the Board or another duly authorized committee thereof) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1. Base Price

“Base Price” shall mean $5.00 as of the Closing.

Section 1.2. Cause

“Cause” shall have the meaning of such term as defined in the Employment Agreement.

Section 1.3. Closing

“Closing” shall mean the time of the closing of the transactions contemplated by the Merger Agreement.

Section 1.4. Closing Date

“Closing Date” shall have the same meaning as that term is defined in the Merger Agreement.

Section 1.5. Disability

“Disability” shall have the meaning of such term as defined in the Employment Agreement.

Section 1.6. Employment Agreement

“Employment Agreement” means that Employment Agreement between Optionee and the Company dated of even date herewith.

Section 1.7. Extended Exercise Date

“Extended Exercise Date” shall mean the earlier of: (i) the tenth anniversary of the Grant Date; or (ii) the later of the date: (A) one hundred and eighty (180) days following the date of an Optionee’s termination of employment with the Company and all Service Recipients and (B) thirty (30) days following the first date on which the Optionee could exercise the Option and immediately resell the Shares acquired upon such exercise for cash consideration.

Section 1.8. Fair Market Value

“Fair Market Value” shall mean, for the purposes of the Plan and this Agreement and notwithstanding the definition contained in the Plan: (i) if there is a public market for the Shares on such date, the average of the high and low closing bid prices of the Shares of Common Stock on such stock exchange on which the Shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or, (ii) if there is no public market for the Shares, on a per Share basis, the fair market value of the Common Stock on any given date, as determined reasonably and in good faith by the Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of Shares of Common Stock held by an Optionee in excess of any illiquidity discount applicable to Shares of Common Stock generally; provided that if the Board’s determination under this clause (ii) is not based on a valuation completed by an independent valuation firm within the 6 months preceding the Board’s determination, the Optionee may require the Company to retain an independent valuation firm to determine the fair market value (and the Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the fair market value as determined by the Board, in which case the Optionee will bear the cost of such appraisal).

Section 1.9. Fiscal Year

“Fiscal Year” shall mean each of the 2008, 2009, 2010, 2011 and 2012 fiscal years of the Company.

Section 1.10. Good Reason

“Good Reason” shall have the meaning of such term as defined in the Employment Agreement.

Section 1.11. Job Elimination

“Job Elimination” shall mean the termination of an Optionee’s employment without Cause by the Company or any of its Subsidiaries or Affiliates in either of Fiscal Year 2011 or 2012 due to the elimination of the Optionee’s job position, to the extent determined by the Chief Executive Officer and approved by the Committee.

Section 1.12. Liquidity Event

“Liquidity Event” shall mean the first to occur of any transaction or completion of a series of transactions that results, directly or indirectly, in the Sponsor Group or their Affiliates realizing in respect of their Shares cash and/or publicly traded securities (includes shares of Common Stock held by the Sponsor Group or their Affiliates, if then publicly traded and freely marketable securities) having a market value that at least equals the Sponsor Return or the Sponsor IRR, provided that if more than 25% of the aggregate amount realized is in the form of publicly traded securities, no portion of such excess may be taken into account in determining the Sponsor Return or Sponsor IRR until such securities are sold for cash in accordance with Section 3.1(d).

Section 1.13. Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.14. Marketable Securities

“Marketable Securities” shall mean (i) prior to a public offering, the equity securities of any acquiring entity that gains control of the Company or (ii) the registered Shares of the Company following a public offering.

Section 1.15. Measurement Date

“Measurement Date” shall mean any date upon which a Liquidity Event occurs.

Section 1.16. Merger Agreement

“Merger Agreement” shall mean the Agreement and Plan of Merger by and among TXU Corp., Texas Energy Future Holdings Limited Partnership, and Texas Energy Future Merger Sub Corp., dated February 25, 2007.

Section 1.17. Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.18. Parent

“Parent” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware Limited Partnership.

Section 1.19. Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.20. Retirement

“Retirement” shall mean the Optionee’s retirement at age 55 or over after having been employed by the Company or a Subsidiary or Parent for at least ten (10) consecutive years (with at least five consecutive years of employment following the Closing Date).

Section 1.21. Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.22. Sponsor IRR

“Sponsor IRR” shall mean an amount equal to a pretax compounded annual internal rate of return of at least 20% on the aggregate amount paid by the Sponsor Group for all of their Shares. For the avoidance of doubt, (a) any calculation of Sponsor IRR will take into account cash dividends or other cash distributions paid on Shares, as well as the value of the Shares if and when they become publicly traded, and (b) Sponsor IRR will not be calculated taking into account the receipt by the Sponsor Group or any of their Affiliates of any management, monitoring, transaction or other fees payable to such parties by the Company or any of its Subsidiaries.

Section 1.23. Sponsor Return

“Sponsor Return” shall mean, on any given date, an amount equal to the product of 3.0 (3.5 in respect of Fiscal Years 2016 and 2017) times the aggregate amount paid by the Sponsor Group for all of their Shares. For the avoidance of doubt, (a) any calculation of Sponsor Return will take into account cash dividends or other cash distributions paid on Shares, as well as the value of the Shares if and when they become publicly traded, and (b) Sponsor Return will not be calculated taking into account the receipt by the Sponsor Group or any of their Affiliates of any management, monitoring, transaction or other fees payable to such parties by the Company or any of its Subsidiaries.

Section 1.24. Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. – Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement.

Section 2.2. – Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be equal to $5.00 per Share.

Section 2.3. – No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or offer letter provided by the Company to the Optionee.

Section 2.4. – Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: the Exercise Price of the Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and not have adverse tax consequences to the Optionee under Section 409A of the Code; and, if such reduction cannot be fully effected due to such tax laws without have adverse tax consequences to the Optionee, then the Company shall pay to the Optionee a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Exercise Price of the applicable Option as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b), for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. – Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:

(i) Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on each of the first five anniversaries of the Closing Date.

(ii) Performance Option. The Performance Option shall be eligible to become vested and exercisable as to 20% of the Shares subject to such Option at the end of each of the five Fiscal Years if the Company, on a consolidated basis, achieves its annual EBITDA targets as set forth in Schedule A attached hereto (each an “EBITDA Target”) for the given Fiscal Year. Notwithstanding the foregoing, in the event that an EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target shall nevertheless vest and become exercisable at the end of either of the two immediately subsequent Fiscal Years if the applicable two- or three-year cumulative EBITDA Target (each a “Cumulative EBITDA Target”) set forth on Schedule A attached hereto is achieved on a cumulative basis at the end of either of the two immediately subsequent Fiscal Years with respect to a Fiscal Year completed no more than two years prior to the then completed Fiscal Years; provided that, in the event that an EBITDA Target is not achieved in either of Fiscal Years 2011 or 2012, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target or the applicable Cumulative EBITDA Target shall nevertheless vest and become exercisable at the end of either of the two immediately subsequent fiscal years of the Company if the budgeted EBITDA target set by the Board and the Committee in respect of such Fiscal Year of the Company is achieved and the excess over such budgeted amount is sufficient to satisfy the shortfall from Fiscal Year 2011 or 2012.

(b) Notwithstanding any of Section 3.1(a) above, upon the occurrence of a termination of employment without Cause, termination of employment on account of the Company or other applicable Service Recipient’s failure to renew the Optionee’s existing employment agreement, or a resignation by the Optionee for Good Reason following the occurrence of a Change in Control, the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to the Change of Control; and

(c) Notwithstanding any of Section 3.1(a) above, upon the occurrence of a Liquidity Event, subject to the Optionee’s employment on the date of the event, the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to the Liquidity Event (but only to the extent such Option has not otherwise terminated or become exercisable). If immediate exercisability as to 100% of the shares of Common Stock subject to the Option pursuant to the preceding sentence would cause the Sponsor IRR and Sponsor Return not to be achieved, “100%” in the preceding sentence shall be replaced with the maximum percentage so that either the Sponsor IRR or Sponsor Return is achieved.

(d) In the event that the Sponsor Group receives Marketable Securities in an event constituting a Measurement Date (including, following a public offering, shares of Common Stock) in excess of more than 25% of the aggregate amount realized in such event, (1) Sponsor IRR and Sponsor Return shall be initially calculated at the time of the Measurement Date without regard to the value of such Marketable Securities so received and such resulting Sponsor Return and Sponsor IRR shall be used to determine vesting of Shares of Common Stock subject to Performance Options in accordance with Section 3.1(c) above; and (2) if the Sponsor Return and/or Sponsor IRR as calculated in (1) above do not result in 100% vesting of the outstanding exercisable Shares of Common Stock subject to such Option immediately prior to the Measurement Date, Sponsor Return and Sponsor IRR shall be recalculated upon each direct or indirect disposition of such Marketable Securities by the Sponsor Group for cash, discounting the cash received to determine its present value at the time of the Measurement Date. If such recalculated Sponsor IRR and/or Sponsor Return would have resulted in 100% vesting of all Shares of Common Stock subject to Performance Options at the time of the Measurement Date, then all such Options shall immediately vest; provided, however, that any Optionee whose employment is terminated without Cause by the Company or as a result of the Company or other applicable Service Recipient’s failure to renew his employment agreement, or who terminates his employment with Good Reason, such

Optionee’s Performance Options having been forfeited or cancelled between the occurrence of the Measurement Date and the subsequent vesting of such Performance Options, in accordance with this Section 3.1(d), shall be entitled to the difference between the price per Share paid on the Measurement Date and the strike price of the Performance Options that were so cancelled or forfeited.

(e) Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2. – Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date so long as the Optionee remains employed with the Company or any Service Recipient through such date;

(b) The first anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

(c) Immediately upon the date of an Optionee’s termination of employment by the Company and all Service Recipients for Cause;

(d) Thirty (30) days after the date of an Optionee’s resignation from employment with the Company and all Service Recipients without Good Reason (except due to death or Disability);

(e) One hundred and eighty (180) days after the date of: (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b) or 3.2(g)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, in the event such termination listed in (i), (ii), or (iii) occurs prior to the fifth anniversary of the Closing Date;

(f) The Extended Exercise Date in the event of (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b) or 3.2(g)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, and any such termination listed in (i), (ii), or (iii) occurs on or after the fifth anniversary of the Closing Date;

(g) The Extended Exercise Date in the event of an Optionee’s Job Elimination;

(h) Immediately upon the date of an Optionee’s breach of the provisions Section 22(a)(ii) of the Management Stockholder’s Agreement; or

(i) At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.

Notwithstanding the foregoing, the time periods set forth in this Section 3.2 shall not begin to run with respect to Performance Options that vest in accordance with Section 3.1(a)(ii) above until the time at which the Board certifies the financial statements for the Company for the Fiscal Year immediately preceding the Fiscal Year in which, or for the Fiscal Year in which, termination of employment occurs.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. – Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2. – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3. – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash, by check, or by a combination thereof or through tender of previously owned Shares (any such Shares valued at Fair Market Value on the date of exercise) that the Participant has held for at least six months (or such other period as may be required by the Company’s accountants but only to the extent required to avoid liability accounting under FAS 123(R) or any successor standard thereto) for the shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised; (ii) notice in writing that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (c);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. – Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased (if certified, or if not certified, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions.

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. – Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1. – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons unless such action, interpretation or determination was not reasonable, not made in good faith or inconsistent with substantially similar actions taken in similar situations for other Optionees generally. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. – Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3. – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3 either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4. – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. – Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares.

Section 5.6. – Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7. – Governing Law

The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8. – Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Dallas, Texas metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Riz Chand

Its:

Option Grants:

Aggregate number of shares of Common Stock
for which the Time Option granted hereunder is
exercisable :	3,750,000

Aggregate number of shares of Common Stock
for which the Performance Option granted hereunder is exercisable:	3,750,000

Exercise Price of all Options:	$5.00 per share

Grant Date:	February 1, 2008

OPTIONEE:

/s/ John F. Young
Name:	John F. Young

[Signature Page of Stock Option Agreement]